EX-10.10

                DEFINITIVE AGREEMENT AND MANAGEMENT PLAN


THIS AGREEMENT AND MANAGEMENT PLAN (the "Agreement") is made as of this 27th day of August 2002, by and among EVERLERT, Inc., a Nevada corporation ("EVRL"), and NEW MANAGEMENT GROUP of individuals
("Managers").

                                    RECITALS

     A. EVRL and Managers desire that Managers be nominated and elected to the board of EVRL replacing the current board, EXCEPT David Paulson.

     B. Because this change is not a change of control it is believed this transaction will not be deemed a change of control or merger for federal income tax purposes, within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE 1
                                  GENERAL TERMS

1.1 THE TIMING. Subject to the terms and conditions of this Agreement and in accordance with the laws of the State of Nevada, at the Effective Time (as defined hereinafter), EVRL and Managers desire that Managers take over all management and administrative functions of EVRL, subject to the terms and conditions of this agreement.

1.2 THE EFFECTIVE DATE. Subject to the terms and conditions of this Agreement, the consummation of the Change of Management and the other transactions contemplated hereby (the "Effective Date") shall take place on August 27, 2002, at the offices of Marc R. Tow, or such other place and time as the parties may otherwise agree, and the date this agreement is consummated is referred to herein as the "Effective Date."

1.3 FILING OF DOCUMENTS; EFFECTIVE TIME. On the Effective Date, the parties shall cause the Change of Management to be consummated by executing and filing a duly executed memorandum and appropriate minutes and resolutions of the current Board of Directors. In addition an 8-K will be prepared and filed to announce this material event. With respect to the change of management & officers and directors, all notification required shall be filed with the Secretary of State of the State of Nevada, in such form as EVRL and Managers reasonably determine is required by and in accordance with the relevant provisions of the laws. The time upon which such filing becomes effective in accordance with the laws of the State of Nevada is referred to herein as the "Effective Time."

1.4 EFFECT OF AGREEMENT. At the Effective Time of the filing with the State of Nevada, the Managers shall assume the power and duties as set forth in their respective Employment and/or Director Agreements and shall carry out their duties thereunder, unless and until amended in accordance with their terms and as provided by law.

                                    ARTICLE 2
                                  CONSIDERATION

2.1  CONSIDERATION; PAYMENT OF CONSIDERATION.

     2.1.1 For the purposes of the Agreement "Consideration" means 4,000,000 shares of Common Stock $.001 par value per share of EVRL ("EVRL Common Stock"). At the Effective Time, by virtue of this Agreement, and without further action by any person or entity, all of the shares of EVRL Stock (as hereinabove defined) shall be issued as set forth by Managers.

     2.1.2 The Consideration shall be paid as follows:

     - Four million (4,000,000) shares on the Effective Date.

     - After the Effective Date the Managers will cause a registration to be filed to register shares for equity investment in EVRL under S-3, SB-2 or other appropriate filing to raise the capital needed to develop the smoke detector product(s) of EVRL as soon as practical after closing.

     - The Managers will cause a registration to be filed to register sufficient shares of common stock pursuant to an S-8 Employee & Non-employee stock purchase plan as deemed necessary by management.

                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF CURRENT EVERLERT
                               BOARD TO MANAGERS

3.1 CONTRACTS AND OTHER AGREEMENTS. The Everlert Disclosure Schedule sets forth a list of the following contracts and other agreements to which Everlert is a party or by or to which Everlert or Everlert's assets or properties are bound or subject:

     (a) any agreement or series of related agreements requiring aggregate payments after the date hereof by or to Everlert of more than $100,000;

     (b) any agreement with or for the benefit of any current or former officer, director, stockholder, employee or consultant of Everlert;

     (c) any agreement with any labor union or association representing any employee of Everlert;

     (d) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate Everlert to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

     (e) any agreement for sale of any of the assets or properties of Everlert other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

     (f) any partnership or joint venture agreement;

     (g) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $5,000;

     (h) any agreement containing covenants of Everlert not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with Everlert or in any line of business of Everlert;

     (i) any agreement granting or restricting the right of Everlert to use any Intellectual Property (as defined hereinafter), except for any Intellectual Property that is licensed to Everlert under any third party license generally available to the public at a cost of less than $50,000;

     (j) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

     (k) any agreement with any holder of securities of Everlert as such (including, without limitation, any agreement containing an obligation to register any of such securities under any federal or state securities laws);

     (l) any agreement obligating Everlert to deliver services or product enhancements or containing a "most favored nation" pricing clause;

     (m) any agreement relating to the acquisition by Everlert of any operating business or the capital stock of any other person;

     (n) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee in connection with the transactions contemplated by this Agreement (other than arrangements to pay commission or fees to employees in the ordinary course of business);

     (o) any agreement or note relating to or evidencing outstanding indebtedness for borrowed money, other than agreements entered into in the ordinary course of business for amounts not exceeding $5,000;

     (p) any lease, sublease or other agreement under which Everlert is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $5,000; and

     (q) Except for agreements to provide maintenance, upgrades, bug fixes, error corrections or similar work product that are ordinary and customary for the software industry and that are related to the Everlert products which have been delivered as of the date hereof, any agreement that requires Everlert to deliver, or undertake the development of, any new product, customized product, substantial upgrade, new version or similar work product where such delivery or development requires Everlert to utilize substantial personnel or financial resources.

     (r) any other material agreement not made in the ordinary course of business.

     True and complete copies of all the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on the Everlert Disclosure Schedule have been made available to Managers. Each of such contracts is valid, subsisting, in full force and effect, binding upon Everlert, and to the knowledge of Everlert, binding upon the other parties thereto in accordance with their terms, and Everlert is not in default under any of them, nor, to the best knowledge of Everlert, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both, would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the business of Everlert.

3.9  COMPLIANCE WITH LAWS.

     3.9.1 Everlert has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the business of Everlert, except where not having such license, permit, franchise, order or approval would not result in a material adverse effect on business, operations or financial condition of Everlert (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of Everlert, threatened to revoke or limit any Permit. EXCEPT California qualification of foreign corporation and business license.

     3.9.2 Except where such violation would not have a material adverse effect on the business, operations or financial condition of Everlert, Everlert is not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body. Everlert has not received notice of, and there has not been any citation, fine or penalty imposed against Everlert for, any such violation or alleged violation. Except California qualification of foreign corporation and business license.

3.10 BANK ACCOUNTS AND POWERS OF ATTORNEY. Section 3.10 of the Everlert Disclosure Schedule identifies all bank and brokerage accounts of Everlert, whether or not such accounts are held in the name of Everlert, lists the respective signatories therefore and lists the names of all persons holding a power of attorney from Everlert and a summary of the terms thereof. All current signatories will resign from such authority upon the Effective Date hereof and consent to Managers being authorized by the new Board of Directors to conduct business as authorized within new banking resolutions to be executed concurrently or after the Effective Date of this Agreement.

3.11 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the execution nor delivery of this Agreement or the other documents contemplated hereby by Everlert, nor performance by Everlert of the terms and provisions of this Agreement or such other documents will
(a) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any Permit or any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Everlert or any assets of Everlert are subject or of any contract to which Everlert is a party or any agreement, contract, or commitment to which Everlert is a party or by which it is bound, except where such conflict, breach or violation would not have a material adverse effect on the business, operations or financial condition of Everlert, or (b) give any person or entity the right to terminate or modify any material contract to which Everlert is a party, or accelerate any material obligation or indebtedness of Everlert thereunder.

3.12 FINANCIAL STATEMENTS. The 2001 & 2002 INTERIM FINANCIAL STATEMENTS have been prepared in accordance with generally accepted accounting principles (GAAP) applied on a basis consistent with prior periods and present fairly in all material respects the financial position of the Everlert and the results of its operations.

3.13 NO UNDISCLOSED LIABILITIES. Everlert has no liabilities or obligations of any nature required to be disclosed as liabilities on a balance sheet prepared in accordance with GAAP except (a) liabilities which are fully reflected or reserved against in the Financial Statements, and (b) liabilities incurred in the ordinary course of operation of the business of Everlert since the date of the Audited Financial Statements.

3.14 CUSTOMERS. Section 3.14 of the Everlert Disclosure Schedule sets forth all documentation of prospective customers for Everlert's products known at this time.

3.15 TRANSACTIONS WITH MANAGEMENT. No current or past officer or director of Everlert has (whether directly or indirectly through another entity in which such person has an interest, other than as the holder of less than 1% of a class of securities of a publicly traded company) any interest in (a) any property or assets of Everlert (except as a stockholder) or (b) to Everlert's knowledge, any current competitor, customer or supplier of Everlert or (c) to Everlert's knowledge, any person which is currently a party to any contract with Everlert involving any amount in excess of $50,000. Except N/A.

3.16 ABSENCE OF CERTAIN CHANGES. Since June 30, 2002, there have been no material changes in the condition, financial or otherwise, of any of the assets or any of the liabilities, business, prospects or operations of Everlert or the business of Everlert, other than changes which in the aggregate have not been materially adverse to the business, finances or operations of Everlert. Parties acknowledge that at the Effective Time of this Agreement Everlert may not be considered a "going concern."

3.17  INTELLECTUAL PROPERTY.

     3.17.1 Section 3.17.1 of the Everlert Disclosure Schedule contains a list of all patents, patent applications, trademarks
(whether registered or unregistered), trademark applications, service marks (whether registered or unregistered), service mark applications, copyrights (whether registered or unregistered) and copyright applications owned by or filed in the name of the Everlert (the "Owned Intellectual Property"), specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the other owner(s) of such Intellectual Property, for any Intellectual Property that is jointly owned by the Everlert and any other Person that is not an Affiliate of the Everlert; (iii) the jurisdictions by or in which such Intellectual
Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements to which the Everlert is a party and pursuant to which any Person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

     3.17.2 The Everlert owns or licenses all Intellectual
Property necessary to conduct business to the same extent and in substantially the same manner as presently conducted and as presently proposed by the Everlert to be conducted (the "Everlert Intellectual Property"). The Everlert Intellectual Property will be owned by the Everlert, or the Everlert will have right for use thereof on identical terms and conditions immediately subsequent to the Closing. No Owned Intellectual Property is involved in any interference or re-examination or cancellation or opposition proceeding and the Everlert has not been notified or alerted that any such proceeding will hereafter be commenced. Except as set forth in Section 3.17.2 of the Everlert Disclosure Schedule, to the Everlert's knowledge, after reasonable inquiry, the Everlert has no reasonable legal basis for provoking or initiating an interference or opposition proceeding with respect to any Intellectual Property held or used by others, and has no reasonable basis for believing that any of Everlert Intellectual Property, owned exclusively or jointly by Everlert, is being infringed by others.

     3.17.3 The Everlert has not been notified (after having made reasonable inquiry as to whether notice has been received) that it is a defendant in any action, suit, investigation or proceeding relating to, any alleged claim of infringement by the Everlert Intellectual Property, and no Everlert Intellectual Property infringes or
misappropriates Intellectual Property of any other Person.   Everlert
has no knowledge, after reasonable inquiry, of any continuing infringement by any other Person of any Everlert Intellectual Property owned, exclusively or jointly, by Everlert. Except as set forth on
Section 3.17.3 of the Everlert Disclosure Schedule, the Everlert has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Intellectual Property.

     3.17.4 The Everlert has delivered to Managers correct and complete copies of any Everlert patents, claims that may lead to patents, registrations, applications, licenses, agreements, and permissions (as amended to date) relating to Owned Intellectual Property and has made available to Managers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Owned Intellectual Property. With respect to all Everlert Intellectual Property, to Everlert's knowledge, after reasonable inquiry:

     (a) all patents, copyrights and trademarks included in the Owned Intellectual Property are valid and in full force and all applications listed on Section 3.17.1 of the Everlert Disclosure Schedule as pending have been prosecuted in good faith as required by law and are in good standing;

     (b) Everlert possesses all right, title and interest in the Owned Intellectual Property and any other Everlert Intellectual Property not jointly owned or licensed from any other Person and, except as set forth in Section 3.17.4 of the Everlert Disclosure Schedule, no Person that is not party to a non-disclosure agreement with Everlert, a copy of which has been provided to Managers, and has been provided by Everlert access to or has any rights to, contingent or otherwise (including without limitation any rights under any special license or similar agreement), any portion of the Everlert Intellectual Property that is owned by Everlert;

     (c) the Owned Intellectual Property, and the other Everlert Intellectual Property owned by Everlert either exclusively or jointly with others, or licensed exclusively from any other Person, is not subject to any outstanding Lien, judgment, order, decree, stipulation, injunction, or charge; and

     (d) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or to the knowledge of the Everlert (and Everlert employees with responsibility for intellectual property matters) is threatened which challenges the legality, validity, enforceability, use, or ownership of the Owned Intellectual Property or the other Everlert Intellectual Property owned by Everlert, either exclusively or jointly with any other Person, or licensed exclusively from any other Person.

     3.17.5 To the Everlert's knowledge, after reasonable inquiry, no employee of the Everlert is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Everlert as currently operated and as presently proposed to be operated by the Everlert. To the Everlert's knowledge, after reasonable inquiry, no third party has claimed that any person employed by or affiliated with the Everlert has violated or may be violating any of the terms or conditions of his past employment, noncompetition or nondisclosure agreement with such third party, or disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Each current employee, officer and consultant of the Everlert has executed a proprietary information and inventions agreement substantially in the form provided to Managers. The Everlert, after reasonable investigation, is not aware that any of its employees are in violation of any such agreement.

     3.17.6 To the knowledge of the Everlert, after reasonable inquiry, the Intellectual Property is free from significant design errors and will operate in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by Everlert, and except as set forth on Section 3.17.6 of the Everlert Disclosure Schedule, the Smoke Detectors and the specified components do not contain any known characteristics, or other limiting design, instruction or routine, that would, without the user's knowledge and consent, cause a failure or become inoperable or otherwise incapable of being used in the full manner for which it was designed and created, subject Underwriters Laboratories testing results.

3.18  PRODUCT WARRANTIES AND RETURNS. Omitted.

3.19 LITIGATION. Everlert is not a party to any pending or, to Everlert's knowledge after reasonable inquiry, threatened action, suit, arbitration, mediation, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body or any arbitration, mediation or similar forum (collectively, "Litigation"); nor, to Everlert's knowledge, does any basis exist for any such Litigation. Everlert is not subject to any decree, judgment or order of any court or other governmental body that could have a material adverse effect on the condition, financial or otherwise, of any of Everlert's assets or the business of Everlert or which could prevent the transactions contemplated by this Agreement.

3.20 PERSONNEL. Section 3.20 of the Everlert Disclosure Schedule lists: (i) all Employee Plans (as defined below) and all contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which Everlert is a party or it or its assets are subject as of the date of this Agreement; (ii) the names, salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of Everlert as of February 20, 2002; and (iii) all group insurance programs in effect for employees of Everlert. Everlert is not in default with respect to any of the obligations so listed, except where such default would not have a material adverse effect on the business, operations or financial condition of Everlert. Everlert has delivered to Managers true, complete and correct copies of all Employee Plans. Everlert has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups, nor is Everlert currently engaged in any labor negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of Everlert, is Everlert the subject of any union organization. There is no pending or, to Everlert's knowledge, threatened labor dispute, strike or work stoppage affecting the business of Everlert. All plans described on Section 3.20 of the Everlert Disclosure Schedule are in full compliance with applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, except where such noncompliance would not have a material adverse effect on the business, operations or financial condition of Everlert, and there is no unfunded liability with respect to such plans. Section 3.20 of the Everlert Disclosure Schedule also lists the amount payable to employees of Everlert under other fringe benefit plans. The term "Employee Plan" shall mean all present and prior (including terminated and transferred) plans, programs, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Everlert or to any other person who provides services to Everlert, including, without limitation, pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus and non-qualified deferred compensation plans, disability plans, medical plans, dental plans, workers compensation, health insurance, life insurance or other death benefits, incentive plans, severance plans, vacation benefits and fringe benefits.

3.21  OSHA. Omitted.

3.22 TAXES. No tax returns required to be filed prior to the date hereof with respect to Everlert and the business of Everlert have been filed. All taxes due and payable prior to the Closing Date by or with respect to Everlert or the business of Everlert for the periods prior to the Closing Date will be paid by Everlert prior to the Closing or reserves have been or will be established therefore in the Interim Financial Statements.

3.23 INSURANCE. THERE ARE NO INSURANCE POLICIES IN FORCE AS OF THE DATE OF THIS AGREEMENT.

3.24  ENVIRONMENTAL LIABILITY. Omitted

3.25 PR CAPITALIZATION. As of August 28, 2002, the authorized capital stock of EVRL consists of 50,000,000 shares of EVRL Common Stock and 5,000,000 shares of preferred stock. As of August 28, 2002
(a) approximately 23,452,516 shares of EVRL Common Stock were validly issued and outstanding, and (b)NO (0) shares of preferred stock were issued or outstanding.

3.26 REPRESENTATIONS COMPLETE. The representations and warranties of Everlert contained in this Article 3 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                 ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF MANAGERS

     Managers hereby represent and warrant to EVRL that they are ready, willing and able to fulfill the obligations and perform the duties set forth in their respective employment and/or directors agreements.

4.4 SEC FILINGS; FINANCIAL STATEMENTS. Managers will undertake to continue to provide for timely audits and interim financial statements Everlert and accurate and complete copies of any report, registration statement and definitive proxy statement (if any) and filed by EVRL with the Securities and Exchange Commission (the "SEC"). In the event the required Audits, Interim Financials or any other cause shall allow the required filings with the SEC to be delayed, Managers shall have thirty (30) days in which to cure the late filing status. If after this period the filings remain delinquent, the Managers terms as Directors shall be terminated and a new board of directors shall be elected according to the by-laws to replace the departed directors who shall then appoint officers to conduct the affairs of the company.

4.5 DILUTION. New management also agrees that it will agree to mutually acceptable "Anti-dilution" provisions that will allow new management necessary latitude in order to obtain financing for the business plan AND/OR to acquire another company with positive cash flows on an "earn in" basis. In other words dilution can only occur when the cash flows (i.e. revenue/profits are demonstrated). The following are to be adopted by the current board and any amendments to corporate bylaws will be undertaken by the current board of directors. The new management group and board agrees to maintain the equity ratios as exist on the date of election of the new board of directors except as follows: 1) EVRL or successor maintains an VWAP at bid of $0.10 or greater for 90 consecutive day period; 2) EVRL or successor has a net profit in two consecutive calendar quarters as defined by EBIT (Earnings Before Income Taxes - GAAP); 3) upon merger or acquisition with another entity that produces positive cash flow for the successor entity for two consecutive calendar quarters; 4) dilution as needed in order to conduct capital formation activities (i.e. stock subscriptions to raise capital); 5) use of S8 shares to pay operating and other expenses of EVRL. The anti-dilution protection shall take the form of warrants or options issue able and exercisable by shareholders of record on the date of election of the new board of directors at the bid price per share for such shares on the date of exercise of such options or warrants the company will have no requirement to register any shares underlying such options or warrants.

4.6 BBX QUALIFICATION. New management agrees to apply for BBX when applications are available and will take steps to attempt to obtain approval.

4.8 CAPITAL FORMATION. Managers will take action to assure that adequate capital structure is afforded to accommodate this transaction and possible future acquisition or merger activities required by New Management. Current Board acknowledge that Managers may or may not be able to raise adequate capital and that all undertakings may be on a "Best Efforts" basis.

4.9 REPRESENTATIONS COMPLETE. The representations and warranties of Managers contained in this Article 4 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE 5
                            EVERLERT'S COVENANTS

5.1 ACCESS TO PROPERTIES AND RECORDS. Throughout the period between the date of this Agreement and the Effective Date, Everlert shall give to Managers and Managers' authorized representatives reasonable access, during business hours, to its facilities, and shall provide Managers and its representatives with all records, documents and information reasonably required by Managers relating to Everlert and/or the business of Everlert. Without limiting the foregoing, Managers shall be permitted to interview during regular business hours such employees/officers & directors of Everlert as Managers shall reasonably request of Everlert, including any officers of Everlert and any employees with substantial responsibility for any Everlert Intellectual Property material to the business of Everlert.

5.2 CONDUCT OF THE BUSINESS OF EVERLERT PRIOR TO CLOSING DATE. Between the date of this Agreement and the Effective Date, and except as otherwise required by this Agreement:

     5.2.1 The business of Everlert shall be operated in the ordinary course consistent with past practices and in a normal businesslike fashion (including, without limitation, its normal accounts receivable practice), and Everlert shall take such actions as are in its business judgment reasonably necessary to facilitate a smooth transition of the control of operation of the business of Everlert from Everlert to Managers at the Effective Time. Everlert shall use all commercially reasonable efforts to preserve and maintain the business of Everlert and Everlert's goodwill, including relationships with employees, suppliers and customers. In addition, Everlert shall maintain records and books of account for the business of Everlert consistent with past practices and in a normal businesslike fashion, and shall continue to carry all of the insurance for the business of Everlert consistent with past practice.

     5.2.2 Everlert shall not take (or permit to be taken) any action which would cause any material change in any of the items and matters covered by the representations and warranties set forth in
Article 3, including, without limitation :

     (a) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices;

     (b) mortgaging, pledging or assuming any Lien, or agreeing to do so, in respect to any of its assets;

     (c) waiving or compromising any material rights or any material debt owed to Everlert;

     (d) entering into any material transactions, other than in the ordinary course of business consistent with past practices;

     (e) increasing the rate of compensation payable or to become payable to any employees;

     (f) terminating or amending any contract to which it is a party, unless terminated or amended in the ordinary course of business consistent with past practices and not material to the business of Everlert;

     (g) introducing any new method of accounting with respect to the business of any of the assets or liabilities of Everlert (assumed or not assumed) (including, without limitation, any change in depreciation or amortization policies or rates);

     (h) making any capital expenditures or entering into commitments for capital expenditures exceeding, in the aggregate, One Thousand Dollars ($1,000);

     (i) without Managers' prior consent (which consent, Managers' shall not unreasonably withhold or delay), hiring or terminating employees;

     (j) issuing any shares of its capital stock or other securities or making any redemption or other acquisition of any capital stock of any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of Everlert; or

     (k) commencing, settling or compromising any litigation, except those related to insured claims or arising in the ordinary course of business consistent with past practices.

5.3 NO SOLICITATION. Everlert will not (i) solicit or initiate discussions with any person, other than Managers relating to the possible acquisition of Everlert or all or a material portion of the assets or capital stock of any merger or other business combination with Everlert or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised in writing by independent legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any such transaction. Everlert agrees to inform Managers in reasonable detail within one business day of their receipt of any offer, proposal or inquiry relating to any such transaction.

5.4 STOCKHOLDER CONSENT. Everlert shall, in accordance with applicable law, solicit within 10 days after the date hereof, the approval of the holders of the requisite number of shares of Everlert's capital stock required to approve this Agreement and the transactions contemplated hereby under applicable law, if any are so required. Without limiting the generality of the preceding sentence, the board of directors of Everlert will recommend to Everlert's stockholders a vote in favor of the adoption of this Agreement and the Merger unless the board of directors shall determine, based on the written opinion of counsel, that such recommendation will not be consistent with its fiduciary duty.

5.5 SATISFACTION OF CONDITIONS Everlert shall take or cause to be taken all actions within its power necessary to satisfy all conditions to Managers' obligations to close and consummate the transactions contemplated by this Agreement.

5.6 CONSENTS. On or prior to the Effective Date, except with regard to any consents, which if not obtained by Everlert would not have a material adverse effect on the business, operations or financial condition of Everlert, Everlert shall (a) notify all persons required to be notified pursuant to applicable law or any of the Permits or contracts to which Everlert is a party of the transactions contemplated hereunder, in the form and manner required thereunder, and (b) use all commercially reasonable efforts to obtain the consent of all persons whose consent is required pursuant to applicable law or any of the Permits or contracts to which Everlert is a party in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder.

5.7 NOTIFICATION OF CERTAIN MATTERS. Everlert and Managers shall give prompt notice to the other party of the discovery of the occurrence or non-occurrence of any event which causes or is likely to cause any representation or warranty made by Everlert herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that if such disclosure is made and the transactions contemplated hereby shall be consummated, such disclosure shall be deemed to (a) amend and modify the representations, warranties and covenants made by the disclosing party in or pursuant to this Agreement and (b) the recipient party shall be deemed to have waived all rights with respect to the breach thereof).

5.8 AFFILIATE AGREEMENTS. Schedule 5 delivered by Everlert to Managers concurrent with the execution and delivery of the Agreement sets forth those persons who may be deemed "Affiliates" of Everlert within the meaning of Rule 145 promulgated under the Securities Act. Everlert shall provide Managers such information and documents, as Managers shall reasonably request for purposes of reviewing such list. Everlert shall use its best efforts to deliver or cause to be delivered to Managers, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Everlert, an executed Affiliate Agreement in the form attached hereto as Exhibit 5.8. Managers and Everlert shall be entitled to place appropriate legends on the certificates evidencing any EVRL Common Stock to be received by such Affiliates of Everlert pursuant to the terms of such Affiliates Agreement, and to issue appropriate stop transfer instructions to the transfer agent for EVRL Common Stock, consistent with the terms of such Affiliates Agreements if deemed appropriate.

GENERAL CONSENTS AND ADVICES

6.1 CONSENTS. On or prior to the Effective Date, Everlert and Managers shall (a) notify all persons required to be notified by Managers pursuant to applicable law of the transactions contemplated hereby, in the form and manner required thereunder, and (b) use all commercially reasonable efforts to obtain the consent of all persons whose consent is required to be obtained by Everlert or Managers pursuant to applicable law in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder.

6.2 ADVICE OF DEVELOPMENTS. Everlert shall have continuing obligations after the date of this Agreement through the Effective Date to advise Managers of any event, fact or circumstance which has a material adverse effect on the business, operations or financial condition of Everlert.

6.8 FINDERS FEE. Managers will pay Steven Vicory a finders fee of 150,000 shares of common stock of Everlert after the consummation of this agreement.

6.10 BOARD SEATS. It is agreed that at the August 27, 2002, meeting of the board of directors of EVRL a new slate of directors will be elected as set forth herein, James Alexander, Ed Fowler, Dan Shaver and Dave Paulson will be elected (Paulson remains from current Everlert board) and will be allowed to designate up to 4 additional outside directors if required to fulfill outside director positions as needed.

6.11 GENERAL CONSENTS AND WAIVERS OF CONFLICT BY THE PARTIES IN
RESPECT OF LEGAL COUNSEL. Disclosure of Marc R. Tow, Esq. and Brian Faulkner, Esq. (the "Lawyers") of Potential Adverse Interests in
Client.

Pursuant to the Rules of Professional conduct: Rule 3-300, a member of the state bar shall not enter into a business transaction with a client; or knowingly acquire an ownership, possessory, security, or other pecuniary interest adverse to a client, unless each of the following requirements has been satisfied:

     (a) The transaction or acquisition and its terms are fair and reasonable to the client and are fully disclosed and transmitted in writing to the client in a manner which should reasonably have been understood by the client; and

     (b) The client is advised in writing that the client may seek the advice of an independent lawyer of the client's choice and is given a reasonable opportunity to seek that advice; and

     (c) The client thereafter consents in writing to the terms of the transaction or the terms of the acquisition.

6.12 ALL UNDERSIGNED PARTIES WAIVER OF ADVERSE INTERESTS AND CONFLICTS

ALL THE UNDERSIGNED PARTIES have reviewed Section 6.11 regarding adverse interests and THEY realize that there are many areas of differing interests, as well as potential or real conflicts of interest between the parties hereto in connection with certain business matters and/or transactions. EACH PARTY understands that, at any time, either party may have separate, independent counsel in connection with these matters or transactions. After considering all of the above, WE EACH request that THE LAWYERS and your firms continue with THEIR representation of the parties in and to this matter. WE also understand that, as between each of us and THE LAWYERS and your firms, confidential communications you receive from either of us may be shared with the other; however, as to third parties, THE LAWYERS will maintain our confidences.

6.13 GENERAL CONSENTS AND WAIVERS OF CONFLICT BY THE PARTIES IN
RESPECT OF CONSULTANT. DISCLOSURE OF STEVEN R. VICORY, the
"CONSULTANT", OF POTENTIAL ADVERSE INTERESTS IN CLIENT.

Although the Consultant is not bound by the Rules of Professional conduct: Rule 3-300, which states, " a member of the state bar shall not enter into a business transaction with a client; or knowingly acquire an ownership, possessory, security, or other pecuniary interest adverse to a client, unless each of the following requirements has been satisfied:

     (a) The transaction or acquisition and its terms are fair and reasonable to the client and are fully disclosed and transmitted in writing to the client in a manner which should reasonably have been understood by the client; and

     (b) The client is advised in writing that the client may seek the advice of an independent lawyer of the client's choice and is given a reasonable opportunity to seek that advice; and

     (c) The client thereafter consents in writing to the terms of the transaction or the terms of the acquisition."

The consultant has elected to conduct itself according to the same standards.

6.14 ALL UNDERSIGNED PARTIES WAIVER OF ADVERSE INTERESTS AND CONFLICTS

ALL THE UNDERSIGNED PARTIES HAVE REVIEWED SECTION 6.13 REGARDING ADVERSE INTERESTS AND THEY REALIZE THAT THERE ARE MANY AREAS OF DIFFERING INTERESTS, AS WELL AS POTENTIAL OR REAL CONFLICTS OF INTEREST BETWEEN THE PARTIES HERETO IN CONNECTION WITH CERTAIN BUSINESS MATTERS AND/OR TRANSACTIONS. EACH PARTY UNDERSTANDS THAT, AT ANY TIME, EITHER PARTY MAY HAVE SEPARATE, INDEPENDENT CONSULTATION IN CONNECTION WITH THESE MATTERS OR TRANSACTIONS. AFTER CONSIDERING ALL OF THE ABOVE, WE EACH REQUEST THAT THE CONSULTANT CONTINUE WITH THEIR REPRESENTATION OF THE PARTIES IN AND TO THIS MATTER. WE ALSO UNDERSTAND THAT, AS BETWEEN EACH OF US AND THE CONSULTANT, CONFIDENTIAL COMMUNICATIONS CONSULTANT RECEIVE FROM EITHER OF US MAY BE SHARED WITH THE OTHER; HOWEVER, AS TO THIRD PARTIES, THE CONSULTANT WILL MAINTAIN OUR CONFIDENCES.

                                  ARTICLE 7
                           CONDITIONS TO CLOSING

7.1 CONDITIONS TO MANAGERS' OBLIGATION TO CONSUMMATE. Managers' obligations to consummate the transactions contemplated by this Agreement shall be subject to the full satisfaction of the following conditions, each of which conditions may be waived in writing by
Managers:

     7.1.1 INSTRUMENTS. Everlert and Everlert's Representative) shall have executed and delivered to Managers the executed copy of this Definitive Agreement, if applicable, and any and all other documents reasonably required by Managers to effect the transactions contemplated hereby.

     7.1.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Everlert contained in this Agreement shall be true in all material respects at the Closing as though made at such time except for any changes in the ordinary course of business.

     7.1.3 PERFORMANCE OF COVENANTS. Everlert shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date in all material respects.

     7.1.4 CERTIFICATE. Everlert shall have delivered to Managers a certificate executed by its chief executive officer certifying as to
(a) Everlert's satisfaction of the conditions set forth in Sections
7.1.2 and 7.1.3 above and (b) the results of the vote by Everlert's stockholders to approve the transactions contemplated hereby pursuant to Section 5.4.

     7.1.5 NO MATERIAL CHANGES. There shall not have been any material adverse change in the assets, liabilities, business, operations or financial condition of Everlert from the date hereof to the Effective Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change, provided, however, that any material adverse change that results from general economic, business or industry conditions or the announcement of the transaction contemplated hereby shall be disregarded for the purposes of this Section 7.1.5.

     7.1.6 CONSENTS. All consents or approvals required for the consummation of the transactions contemplated hereby, including any required consents of the parties to any contract to which Everlert is a party, shall have been obtained, except any consents, which if not obtained by Everlert would not have a material adverse effect on the business, operations or financial condition of Everlert.

     7.1.7 OPINION. No opinion of Everlert's legal counsel is required.

     7.1.8 STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been duly approved and adopted by the requisite vote of the stockholders of Everlert.

     7.1.9 LETTER FROM ACCOUNTANTS. Omitted.

     7.1.10 NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. The current directors and employees of Everlert set forth on Schedule
7.1.10 shall have entered into non-competition and non-solicitation agreements substantially in the respective forms attached hereto as
Exhibit 7.1.10.

7.2 CONDITIONS TO EVERLERT'S OBLIGATIONS TO CONSUMMATE. Everlert's obligations to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which Everlert may waive conditions in writing:

     7.2.1 INSTRUMENTS. Managers shall have executed and delivered to Everlert the Definitive Agreement, Hilbert Consulting Agreement, and any and all other documents reasonably required by Everlert to effect the transactions contemplated hereby.

     7.2.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Everlert and Managers contained in this Agreement shall be true in all material respects at the Closing as though made at such time, except for any changes in the ordinary course of business.

     7.2.3 PERFORMANCE OF COVENANTS. Everlert and Managers shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects.

                                ARTICLE 8
      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 SURVIVAL. The representations and warranties of Everlert contained in this Agreement or in any document, certificate or schedule or instrument contemplated hereby or delivered pursuant hereto, shall survive the Effective Date until the date (the "Expiration Date") that is the earlier of (i) one (1) year from the Effective Time.

8.2 EVERLERT'S INDEMNITY. Everlert shall indemnify, defend, protect and hold harmless Managers (and Managers'and Affiliates and their respective officers, directors, stockholders, employees and agents) from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("Managers' Damages"), which arise out of: (i) the breach by Everlert prior to the Closing Date of any representation or warranty made by Everlert under this Agreement or any schedule, exhibit or certificate delivered by Everlert pursuant to this Agreement; (ii) the non-performance by Everlert, partial or total, prior to the Effective Date of any covenant made by Everlert pursuant to this Agreement or schedule, exhibit or certificate delivered by Everlert pursuant to this Agreement; or (iii) [the conduct of the business of Everlert prior to the Effective Date in breach of any covenant set forth in Article 5 hereof].

8.3 OTHER REMEDIES. The rights of indemnification of an Indemnitee shall be limited to the provisions of this Article, and the provisions of this Article shall be exclusive of any other indemnification provided for under this Agreement and any other rights or remedies at law or in equity which may accrue to an Indemnitee.

                                  ARTICLE 9
                                 TERMINATION

9.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Effective Date:

     9.1.1 by mutual written agreement of Everlert and Managers; or

     9.1.2 by either Managers if this Agreement shall not have been consummated on or before August 28,, 2002 (other than as a result of a failure by such party to comply with its obligations under this Agreement); or

     9.1.3 by Managers in the event of the Everlert's material breach of any of its covenants, representations or warranties under this Agreement; or

     9.1.4 by Everlert in the event of Managers or Everlert's material breach of any of their respective covenants, representations or warranties under this Agreement; or

9.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 9.1, except as set forth in the next sentence, the parties hereto shall have no further obligations to each other, provided that no such termination shall impair, limit or affect, in any manner, any liability of any party hereto for any breach of any covenant, representation or warranty set forth in this Agreement, accrued as of the date of such termination. The provisions of Sections 8, 10.1, 10.2, 10.5, 10.7, 10.8, 10.11, 10.12 and 10.18 shall survive any termination hereof pursuant to Section 9.1.

                                ARTICLE 10
                              MISCELLANEOUS

10.1 ANNOUNCEMENTS. Each of Managers and Everlert agree not to make any press release or other public announcements regarding this Agreement without the other party's prior consent, unless reasonably required by applicable law, in which case prompt notice of such announcement shall be given to the other party. Upon consummation, Everlert will make an 8K filing to announce the change of Board and new officers.

10.2 FINDERS AND BROKERS.  Addressed elsewhere.

10.3 AMENDMENT. Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of Everlert and Managers.

10.4 WAIVER OF COMPLIANCE. Except as set forth in Section 5.7, any failure of Everlert, on the one hand, or Managers, on the other, to comply with any provision of this Agreement may be expressly waived in writing by Managers or Everlert, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

10.5 EXPENSES. At Effective Date, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated; provided, however, that if the Agreement is consummated such fees and expenses billed to or incurred by Everlert in connection with this Agreement and the transactions contemplated hereby shall be borne by Everlert.

10.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of each party contained herein shall not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party and such representations and warranties shall survive the Effective Date and the consummation of this Agreement contemplated hereby as provided in Article 8. All statements contained in this Agreement or in any schedule, exhibit, certificate, list, or other document delivered pursuant hereto shall be deemed representations or warranties, as the case may be (as such terms are used in this Agreement), of the party making such statements.

10.7 NOTICES. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

To Everlert at:

c/o Law Offices of Marc R. Tow.
3900 S Birch St., Suite
Newport Beach, CA

With a copy to:


To Managers at:

C/o Law Offices of Marc R. Tow.
3900 S Birch St., Suite
Newport Beach, CA
Attn:  Jim Alexander

With a copy to:

Marc Tow & Associates
3900 Birch Avenue, Suite 113
Newport Beach, CA 92660
Attn: Marc Tow

Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

10.8 ASSIGNMENT; SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement.

10.9 GOVERNING LAW. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

10.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 HEADINGS. The headings of the Sections and Articles of this Agreement and Table of Contents are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

10.12 ENTIRE AGREEMENT. The parties intend that the terms of this Agreement, including the Everlert Disclosure Schedule and other documents referred to herein, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

10.13 EVERLERT DISCLOSURE SCHEDULE. The Everlert Disclosure Schedule shall be divided into sections corresponding to the sections of this Agreement. Disclosure in any section of the Everlert Disclosure Schedule shall constitute disclosure for purposes of all sections of the Agreement.

10.14 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

10.15 RULES OF CONSTRUCTION. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement, which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

10.16 ADDITIONAL DOCUMENTS. Each of the parties agree, without further consideration, to execute and deliver such other documents and take such further action as may be reasonably required to effectuate the provisions of this Agreement.

10.17 ATTORNEY'S FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.18 EXHIBITS. All Exhibits attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

10.19 CERTAIN DEFINITIONS.

     "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act of 1933, as amended.

     "Intellectual Property" shall mean any trademark, copyright, service mark, trade name, patent, maskworks, inventions, trade secrets, know-how, processes, manufacturing or marketing procedures, net lists, documentation, schematics, technology, algorithms, computer software programs or applications (in both source code and object code form), and tangible and intangible proprietary information or material (including any registrations or applications for registration of any of the foregoing).

     "Person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated organization, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first written above.

Everlert, Inc.


By: /s/  James Weber
Title: President


Managers


By: /s/ James H. Alexander

James H. Alexander

LIST OF SCHEDULES AND EXHIBITS

SCHEDULE        NAME

1.4             List of Directors & Officers of Everlert,
                Inc. following Consummation
2.2.1           Allocation of Shares to Managers or Designees
3               Everlert Disclosure Schedule
5               List of Everlert Affiliates
7.1.10          List of Everlert Officers/Directors/Employees
                to Enter Into Non-Competition Agreements

 EXHIBIT        NAME

5.8             Form of Everlert Affiliates Agreement
7.1.10          Form of Non-Competition Agreement